ASSET PURCHASE AGREEMENT

AGREEMENT dated as of October 03, 2003, by and between Cell Power Technologies LLC., a New York Limited Liability Company with executive offices at 1428 36th Street, Suite 205, Brooklyn, NY 11204 ("Purchaser"), Global Link Technologies, Inc., a Wyoming Corporation, with executive offices at 13 Oak Hill Road, Chatham, New Jersey 07928 ("Seller").

W I T N E S S E T H :

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, upon the terms and subject to the conditions hereinafter set forth, certain assets, properties and business of Seller related, inter alia, to the North American revenue/royalty rights emanating from that certain contract dated February 12, 2003 between Seller and E & S International, Inc. a California Corporation, with offices located at 7849 Canoga Avenue, Canoga Park, CA 91303 ("ESI") for the product known as "Cellboost" (also referred to as Jumpit Disposable Batteries) (the "Asset");

NOW, THEREFORE, the parties hereto agree as follows:

1. **Purchase and Sale of Acquired Assets.**

1.1 **The Acquired Assets.** Based on and subject to the terms, agreements, warranties and representations of this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser, and Purchaser hereby buys and accepts, all right, title and interest in and to the following assets of Seller described in paragraph 1.1, including, without limitation, the Business described in this Agreement, all of which Business and following assets are hereinafter collectively referred to as the "Acquired Assets". For all purposes of this Agreement, the Acquired Assets shall include all of the following assets:

(i) **Revenue/Royalty Rights-North America and Israel.** The revenue and/or royalty rights for North America and its Territories, Canada, Mexico and Israel only contained in the contract by and between Seller and ESI dated February 12, 2003, relating to the sale and distribution of "Cellboost" including the United States and its Territories, Canada, Mexico and Israel ("Asset"); a copy of the Contract is attached hereto as Exhibit "A"

1.2 **The Excluded Assets.** All assets of Seller not referred to in paragraph 1.1 hereof are excluded ("Excluded Assets") including, without limitation, the following:

(i) Accounts and notes receivable;

(a) Cash on hand or in banks, including investments, except for the deposit described in paragraph 1.1(x) hereof.

(ii) Exclusive Master Distribution rights for South American market.
(iii) Revenue/Royalty rights outside North America.
(iv) Non-Exclusive Distribution Rights for North America.
(v) Accrued revenue rights up to date of Closing.

1.3 **Consents**. To the extent that the assignment of any existing agreement, license, guaranty, lease commitment, plan, arrangement, sale order or purchase order in each case whether written or oral (hereinafter a "Contract") to be assigned to Purchaser as provided herein requires the consent of any other party thereto, this Agreement shall not constitute an assignment of such Contract if an attempted assignment would constitute a breach thereof, unless and until such consent is obtained. Seller agrees to use its best efforts to obtain all such consents, if required. If any such consent is not obtained, Seller agrees to cooperate with Purchaser in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Purchaser the benefits under the applicable Contract, including, without limitation, enforcement, of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise. The Parties acknowledge the Seller is only conveying the assets described in Section 1.1 hereof and not all of Seller's rights under Exhibit A. Further, Purchaser and Purchaser's Counsel have reviewed Section 8. of Exhibit A and acknowledge there is no consent requirement for the assets/rights being conveyed herein by Seller.

2. **Consideration for the Acquired Assets**.

2.1 **The Purchase Price**. The total consideration (the "Purchase Price") to be paid by Purchaser for the Acquired Assets shall be the following:

(i) $100,000 in cash payable at closing. Seller has provided wire instruction to David A. Appeli who is acting as escrow agent and currently has funds on deposit. Closing shall take place on Friday, October 02, 2003 at 12:00 PM at Escrow Holder's offices or via facsimile transmissions.

(ii) A member interest in Purchaser's company. Purchaser and Seller acknowledge that Purchaser expects to sign an agreement to enter into a share exchange with a public entity after the closing of this transaction. Upon completion of such exchange Seller shall receive no less than 1,000,000 shares of common stock of the public entity. Purchaser hereby agrees that as a condition of closing with the public

entity, the public entity shall agree to register a minimum of 480,000 shares of Sellers stock, and that such shares will be subject to a lock-up agreement executed by and between the public entity and Seller allowing Seller to sell up to 60,000 shares every ninety days for eight consecutive periods. Global Link's holdings of 1 Million shares shall have a net value of $2 Million 90 days from the close of this transaction. Value to be calculated based on the value of the average of the bid and offer price on the close of business 90 days after the close of this transaction. If the value of the 1 Million shares shall be less than $2 Million then additional shares shall be issued until the value shall be $2Million.

2.2 **Assumption of Liabilities**. Notwithstanding anything contained herein to the contrary, Purchaser is not assuming and shall not be liable for any debt, liability or obligation (hereinafter an "Obligation") of Seller arising under any Contract or otherwise, except for executory Obligations arising after the date hereof under the Asset; provided, however, that, Purchaser is not assuming and shall not be liable for any Obligation (i) under Contracts which shall not have been assigned to Purchaser pursuant to this Agreement; (ii) the existence of which would conflict with, or constitute a breach of, any representation or warranty made by Seller herein; (iii) related to the Excluded Assets; (iv) related to, or arising out of, products sold, or services rendered, by Seller, prior to the date hereof; (v) existing by reason of, or for, any default, breach or penalty by or of Seller under any Contract; (vi) related to or arising out of the relationship between Seller and any employee or independent contractor thereof, whether such debt, liability or obligation concerns a claim by any such employee or contractor based on contract, tort, statute or otherwise; (vii) related to, or arising out of, any accounts or notes payable of Seller; (viii) under any Assumed Contract if such Obligation arose prior to the date hereof; (ix) relating to the negotiation, execution, delivery and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, any federal, state or local income or other taxes incurred as a result of the transactions contemplated hereby; or (x) relating to or arising out of the conduct or operation of Seller prior to the date hereof.

3. **Representations and Warranties of Seller**. Seller hereby represents and warrants to and agrees with Purchaser, as follows:

3.1 **Good Standing**. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. Seller is duly qualified to engage in business in all jurisdictions where the conduct of the Business requires such qualification.

3.2 **Authorization**. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders, if necessary, of Seller and all other action necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby have been taken. This Agreement has been duly and validly executed by Seller and constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms. No consent of any lender, trustee, security holder or any other person is required for Seller to enter into this Agreement or to consummate the transactions contemplated hereby and thereby, nor does the Certificate of Incorporation or By-Laws of Seller, or any mortgage, indenture or other Contract or instrument to which Seller is a party or by which it is bound or affecting any of its properties, conflict with or restrict, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Seller.

3.3 **Financial Information**. The financial information set forth herein, if any, has been prepared from the books and records of Seller, which have been maintained in accordance with generally accepted accounting principles consistently applied, and presents fairly the matters set forth therein and each item contained therein is true and correct in all material respects.

3.4 **Title to Assets; Liens and Encumbrances**. Seller is the owner of, and is hereby conveying to Purchaser good and marketable title to, all the Acquired Assets, free and clear of all security interests, mortgages, liens, claims, restrictions, equities and encumbrances whatsoever except an existing note in the principal sum of $150,000 due and payable on or before April 16, 2004.

3.5 **Contracts, Commitments and Leases**. Except as set forth on Exhibit A hereto, Seller is not a party to or bound by any Contract relating to the Business or any of the Acquired Assets, including, without limitation, any (i) lease; (ii) royalty, sales, distribution, agency, territorial or license agreement; (iii) Contract (for employment or otherwise) with any officer, employee, director, shareholder, professional person or firm, independent contractor or advertising firm, including, without limitation, Contracts with machinery manufacturers, and trucking and transportation contractors; (iv) any guaranty of payment or performance of any obligations of others; (v) secrecy or confidentiality agreement. Exhibit B sets forth those Contracts to which Seller is a party and the assignment or assumption of which to or by Purchaser hereunder requires the consent of any other party thereto or any third party. Seller has delivered true and complete copies of the Contracts listed on B to Purchaser.

3.6 **Purchase and Sales Commitments and Orders**. Exhibit C sets forth a complete list of all outstanding purchase and sales commitments and orders of Seller in respect of the Business at the date hereof, true and correct copies of which have been made delivered by Seller to Purchaser.

3.7 **Compliance With Law**. Seller has complied with all laws, orders, rules and regulations of any Governmental Agency having jurisdiction over Seller or its operations in any way related to or affecting the Business. No governmental approval, authorization, license, permit or franchise, and no registration or filing by Seller with any Governmental Agency, is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The transactions contemplated by this Agreement are not subject to any bulk sales law and, therefore, no action is required to be taken by either Seller or Purchaser in connection therewith.

3.8 **No Change**. Since February 12, 2003, there has not been any material adverse change (whether or not in the ordinary and usual course of business) in the financial condition of the Asset as reflected in the financial information and data included in herein, or in the business, assets or liabilities of the Asset.

4 **Representations and Warranties of Purchaser**. Purchaser warrants and represents to and agrees with Seller as follows:

4.1 **Good Standing**. Purchaser is a Limited Liability Company fully organized, validly existing and in good standing under the laws of the State of New York and has full corporate power to execute, deliver and perform this Agreement.

4.2 **Authorization**. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by the Managing Members of Purchaser, and all other necessary action of Purchaser required to authorize such execution and delivery and such transactions has been taken. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

5. **Deliveries of Seller**. Contemporaneously with the execution and delivery hereof, Seller is delivering to Purchaser instruments of transfer and other instruments and certificates agreed to by the parties, including the following: (a) bill of sale for the Acquired Assets, (b) assignment and assumption agreement for the

Assumed Contracts and Assumed Payables, and (e) all books and records of Seller relating to the Asset.

6. **Deliveries of Purchaser**. Contemporaneously with the execution and delivery hereof, Purchaser is delivering to Seller instruments of transfer and other instruments and certificates agreed to by the parties, including the following: (a) a document evidencing Seller's interest in Purchaser's company, (b) $100,000 via wire transfer as per instructions delivered by Seller.

1

7 **Further Assurances**. Each of the Parties agrees, at any time and from time to time, upon the request of either Party, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, assumption agreements, indemnifications, documents, transfers, powers of attorney and assurances as may be required for the better assigning and transferring to the requesting Party, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession, of any and all of the Acquired Assets and effectuating the terms and conditions of this Agreement together with the applicable Exhibits hereto. Each Party shall perform its obligations under this Agreement in order to consummate the transactions contemplated hereby.

8 **Employees.** Purchaser shall have no responsibility with respect to any past current or future employees of Seller.

9 **Confidentiality**. Both Seller and Purchaser agree not to, directly or indirectly, without the prior written consent of the disclosing Party, use or disclose to any person, firm or corporation other than the receiving Party or its authorized representatives, any information, trade secrets, confidential customer information, technical data or know-how relating to the Asset, sources of supply, raw materials, processes, methods, equipment or business practices of the Business ("Proprietary Information").

10 **Indemnification**.

10.1 **Indemnification by Seller**. Seller agrees to indemnify and hold Purchaser and any affiliate of Purchaser harmless from and against any and all loss, damage, claims and expenses, including, without limitation, attorneys' fees and disbursements (all of the foregoing hereinafter referred to as "Damages") which Purchaser or any affiliate of Purchaser may sustain by reason of or arising out of (a) any debt, liability or obligation of Seller or any affiliate (whether contingent or absolute, direct or indirect, or known or unknown) or Contract of or claim against Seller or any affiliate which Purchaser has not specifically assumed hereunder, (b) any liability or obligation arising in any way from any product sold, or service rendered, by Seller or any affiliate prior to the date hereof, or (c) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Seller contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby.

10.2 **Indemnification by Purchaser**. Purchaser agrees to indemnify and hold Seller and any affiliate harmless form and against any and all Damages which Seller or any affiliate of Seller may sustain by reason of (a) any liability or obligation to be performed after the date hereof under any Assumed Contract or Assumed Payable which Purchaser has assumed hereunder, (b) any liability or obligation arising from any product sold or service rendered by Purchaser or any affiliate of Purchaser after the date hereof or (c) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants, or agreements of Purchaser contained in this Agreement or in any agreement or document delivered pursuant hereto or arising out of the consummation of the transactions contemplated hereby.

10.3 **Procedures for Indemnification**. In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, which claim, action or proceeding involves a matter which is the subject of this indemnification, then such party shall give written notice to the other party hereto of such claim, action or proceeding, and such other party shall have the right to join in the defense of said claim, action or proceeding at such other party's own cost and expense and, at the option of such other party, such other party may take over the defense of such claim, action or proceeding if such other party agrees in writing to be responsible for any liability or judgment arising from such claim, action or proceeding, except that, in such case, the first party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.

11. **Survival of Representations**. The parties hereto agree that all representations, warranties, conditions, covenants and agreements contained herein or in any documents delivered pursuant hereto or in connection with the transactions contemplated hereby which by its very language are intended to survive the Closing hereof, shall survive the execution and delivery of this Agreement and the consummation of such transactions.

12. **Fees and Disbursements**. Except as otherwise set forth herein, each party hereto shall pay its own fees expenses incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

13. **Brokerage Indemnity**. Purchaser, on the one hand, and Seller, on the other hand, each represents to the other that no broker, finder or investment adviser has been involved with any of the transactions relating to this Agreement. If any broker, finder or investment adviser claims that such person represented or was retained by Seller, on the one hand, or Purchaser, on the other hand, in connection herewith, Seller or Purchaser, as the case may be, agrees to indemnify and hold the other harmless from and against any and all Damages which may be incurred in connection with such claim.

14. **Notices**. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and (unless otherwise specifically provided herein) shall be deemed to have been given when mailed by Express Mail at any general or branch office of the United States Postal Service or dispatched by a private overnight express service, enclosed in a postpaid envelope and addressed to the address of the parties shown below or to such changed address as such party may have fixed by notice, or when sent by facsimile transmission and acknowledged by an appropriate telephonic or facsimile receipt:

To Seller:	Global Link Technologies, Inc 13 Oak Hill Road Chatham, New Jersey 07928 Attn: Peter Gallic
To Purchaser:	Cell Power Technologies Attn: Jakob Horskovics 1428 36th Street, Suite 205 Brooklyn, NY 11204

- copy to -

David A. Appell, Esq.
3 Paul Place
Blauvelt, New York 10913

provided that, (a) any notice of change of address shall be effective only when received and (b) a copy of notice given other than by mail shall be given by mail as aforesaid.

15 **Miscellaneous**.

15.1 **Entire Agreement**. This Agreement, including the Exhibits hereto, sets forth the entire agreement and understanding between the parties hereto, and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them, as to the subject matter hereof. This Agreement shall not be modified or amended except by a writing signed by the party to be charged and shall not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged. This Agreement, together with any Exhibits thereto may be executed in facsimile counterparts and each shall be deemed an original for all intent and purposes and each said facsimile counterpart when taken as a whole shall constitute one binding agreement.

15.2 **Taxes**. Any taxes in the nature of a sales, use and/or transfer tax imposed or payable on the sale or transfer of the Acquired Assets or the consummation of any of the transactions contemplated hereby shall be paid by Seller except Purchaser shall indemnify and hold Seller harmless from any tax liability resulting from the exchange of stock required by Purchaser from Seller in connection with this Agreement.

15.3 **Governing Law**. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New York. (where the principal executive offices of Purchaser is located), without giving effect to principles of conflict of laws.

15.4 **Benefit of Parties: Assignment**. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Seller except with the prior written consent of Purchaser. Except as permitted by this paragraph 16.4, this

Agreement is not intended to confer any rights or benefits on any persons other than the parties hereto.

15.5 **Severability**. If any provisions of this Agreement, or the application of any provision hereof to any person or circumstances, is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected, unless the provision held invalid shall substantially impair the benefits to any party of the remaining portions of this Agreement.

15.6 **Pronouns**. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

15.7 **Headings**. The headings in the sections, paragraphs and Exhibits of this Agreement are for convenience of reference and do not constitute a part hereof.

15.8 **Exhibits**. All Exhibits referred to herein are hereby incorporated in this Agreement by reference hereto.

15.9 **Public Announcement**. The parties shall cooperate with regard to any public announcement concerning the sale of the Acquired Assets.

15.10 **Claims Under Agreement**: Any claim or controversy arising out of or related to this agreement or breach thereof, which cannot be reconciled by the parties herein shall be subject to binding arbitration in the state of New York. The American Arbitration Association shall conduct such arbitration, by a three-member panel. Judgment rendered by the arbitrator(s) may be entered in a court having jurisdiction thereof.

15.11 **Counterparts**. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

15.12 **Facsimile.** Should this Agreement be transmitted by facsimile, the facsimile document or copy thereof shall be considered as an original document, both binding and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

Global Link Technologies Inc.

By:____________________________
Tony Aguilera, COO

Cell Power Technology, LLC

By:____________________________
Jacob Herskovits, Managing Member